Exhibit 99.1

FOR IMMEDIATE RELEASE

July 22, 2013

CenterState Banks, Inc. Announces

Second Quarter 2013 Operating Results

(All dollar amounts are in thousands, except per share information)

(All earnings per share amounts are reported on a diluted basis unless otherwise noted)

DAVENPORT, FL. – July 22, 2013 – CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.09 on net income of $2,758 for the second quarter of 2013, compared to $0.15 per share on net income of $4,576 reported during the prior quarter. The decrease was primarily due to: (1) higher loan loss provision expense due primarily to significant loan growth during the quarter; (2) higher Indemnification Asset (“IA”) amortization expense due to continued better performance than previously estimated on purchased credit impaired loans acquired pursuant to FDIC assisted transactions of failed financial institutions; and, (3) lower bond sales activity in the correspondent banking division due primarily as a result of the recent interest rate activity in the bond market.

Earnings comparisons between the current year quarter and prior year quarter are presented below.

	Three months ended
	June 30, 2013	June 30, 2012
Net income	$2,758	$3,714
Earnings per share	$0.09	$0.12

Loan Growth: Non covered loans (i.e. loans not covered by FDIC loss share agreements) grew $41,744, or 14.7% annualized, during the three month period ending June 30, 2013. During the six month period ending June 30, 2013, the annualized growth rate was approximately 6.9%. Total new loans originated during the quarter approximated $105.6 million, of which $84.3 million were funded. The average yield on funded loans was approximately 4.13%. About 41% of the loan production was commercial real estate (“CRE”) and approximately 31% was single family residential. Commercial and industrial (“C&I”) loans approximated 10% of total production. The graph below summarizes total loan production and funded loan production over the past six quarters.

FDIC covered loans and the related indemnification asset: Purchased credit impaired loans acquired pursuant to FDIC assisted transactions of failed financial institutions have been performing better than previously estimated. To the extent future estimated cash flows have improved (i.e. future estimated losses have decreased), the additional amount of future estimated cash flows are accreted into interest income over the remaining life of the related loan pool(s), thereby increasing the pool’s yield. The yields on the aggregate covered loan portfolio have been trending upward as a result of a decrease in the estimate of future losses. During the past nine quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	2Q13	1Q13	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
FDIC covered loan portfolio	12.03%	11.06%	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%	5.51%

The indemnification asset (“IA”) represents the amount that is expected to be collected from the FDIC for reimbursement of 80% of the estimated losses in the covered pools. When the Company decreases its estimate of future losses, the expected reimbursement from the FDIC, or IA, is decreased by 80% of this amount. The decrease in estimated reimbursements is expensed (negative accretion) over the lesser of the remaining expected life of the related loan pool(s) or the remaining term of the related loss share agreement(s), and is included in the Company’s non-interest income as a negative amount.

At June 30, 2013, the total IA on the Company’s balance sheet was $88,716. Of this amount, the Company expects to receive reimbursements from the FDIC of approximately $58,556 related to future estimated losses, and expects to write-off approximately $30,160 for previously estimated losses that are no longer expected. The $30,160 is now expected to be paid by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At June 30, 2013, the $30,160 previously estimated reimbursements from the FDIC will be written off as expense (negative accretion) in the Company’s non-interest income as summarized below.

Year		Year
2013 (6 months)	22.8%	2017	5.8%
2014	31.9%	2018	4.8%
2015	16.1%	2019 thru 2021	7.4%

2016	11.2%	Total	100.0%

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated. See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Interest income	$24,487	$24,378	$23,265	$23,608	$24,587
Interest expense	1,507	1,556	1,726	1,941	2,304

Net interest income	22,980	22,822	21,539	21,667	22,283
Credit (provision) for loan losses	(1,374)	360	(2,169)	(2,425)	(1,894)

Net interest income after loan loss provision	21,606	23,182	19,370	19,242	20,389
Income from correspondent banking and bond sales division	4,904	6,140	6,450	8,606	9,966
Gain on sale of securities available for sale	1,008	30	420	675	726
FDIC- IA amortization (negative accretion) (note 1)	(3,272)	(2,199)	(1,540)	(671)	(348)
FDIC- revenue (note 2)	1,396	628	2,025	2,199	1,229
All other non-interest income	5,827	5,680	5,385	5,526	4,968
Credit related expenses	(3,134)	(2,021)	(3,573)	(3,844)	(2,198)
Acquisition and conversion related expenses	—	—	(55)	(177)	(614)
Correspondent banking division expenses	(5,363)	(6,075)	(6,069)	(7,235)	(7,896)
Impairment bank owned property held for sale	—	—	—	(449)	(165)
All other non-interest expense	(18,876)	(18,994)	(18,833)	(20,001)	(20,785)

Income before income tax	4,096	6,371	3,580	3,871	5,272
Income tax provision	(1,338)	(1,795)	(1,344)	(1,229)	(1,558)

NET INCOME	$2,758	$4,576	$2,236	$2,642	$3,714

Earnings per share (basic)	$0.09	$0.15	$0.07	$0.09	$0.12
Earnings per share (diluted)	$0.09	$0.15	$0.07	$0.09	$0.12
Average common shares outstanding (basic)	30,098,853	30,089,726	30,079,767	30,077,933	30,072,395
Average common shares outstanding (diluted)	30,161,241	30,159,188	30,153,775	30,142,167	30,140,009
Common shares outstanding at period end	30,104,270	30,095,520	30,079,767	30,079,767	30,074,927

PTPP earnings (note 3)	$6,200	$7,343	$6,932	$7,892	$8,188
PTPP diluted earnings per share (note 4)	$0.21	$0.24	$0.23	$0.26	$0.27

note 1:	On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool. The related reimbursements from the FDIC for approximately 80% of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.” The Company updates its estimate of future losses and the timing of the losses each quarter. To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans. Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for approximately 80% of these losses are also reduced. Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.
note 2:	Two FDIC related revenue items are included in this line item. The first item is FDIC reimbursement income from the sale of OREO. When OREO (those covered by loss share agreements) is sold for a loss, approximately 80% of the loss is recognized as income and included in this line item. Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and approximately 80% of that loss is recognized as income from FDIC reimbursement, and included in this line item.
note 3:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition, the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the following reconciliation table.
note 4:	PTPP earnings per share means, PTPP as defined in note 3 above divided by the average number of diluted common shares outstanding.

A reconciliation of the quarterly condensed PTPP is presented below (unaudited):

For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Income before income tax (GAAP)	$4,096	$6,371	$3,580	$3,871	$5,272
exclude provision for loan losses	1,374	(360)	2,169	2,425	1,894
FDIC income from pool impairment	70	21	(261)	(619)	(886)
exclude other credit related costs	3,134	2,021	3,573	3,844	2,198
OREO indemnification income from FDIC	(1,466)	(649)	(1,764)	(1,580)	(343)
exclude gain on sale of AFS securities	(1,008)	(30)	(420)	(675)	(726)
exclude non-recurring items:
impairment bank owned property held for sale	—	—	—	449	165
gain on sale of bank owned property held for sale	—	(31)	—	—	—
acquisition and conversion related expenses	—	—	55	177	614

PTPP earnings	$6,200	$7,343	$6,932	$7,892	$8,188

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information – Correspondent banking and bond sales division (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Net interest income	$607	$774	$878	$925	$1,042
Total non-interest income (note 1)	5,609	7,005	7,193	9,453	10,707
Total non-interest expense (note 2)	(5,363)	(6,075)	(6,069)	(7,235)	(7,896)
Income tax provision	(329)	(657)	(753)	(1,183)	(1,450)

Net income	$524	$1,047	$1,249	$1,960	$2,403

Contribution to diluted earnings per share	$0.02	$0.03	$0.04	$0.07	$0.08

Allocation of indirect expenses (note 3)	$(460)	$(465)	$(592)	$(641)	$(546)
Income tax benefit	177	179	223	241	205

Contribution to diluted earnings per share after deduction of allocated indirect expenses	$0.01	$0.03	$0.03	$0.05	$0.07

note 1:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $4,904, $6,140, $6,450, $8,606 and $9,966 for 2Q13, 1Q13, 4Q12, 3Q12 and 2Q12 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
note 2:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.
note 3:	A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and bond sales division based on management’s estimates.

Net Interest Margin (“NIM”)

The Company accounts for loans acquired pursuant to acquisitions of failed financial institutions (i.e. purchased credit impaired loans) pursuant to ASC 310-30. If the Company receives a cash payment (or repossessed and transferred an asset to OREO) in an amount in excess of the carrying value of the entire pool, the excess is immediately accreted into interest income, pursuant to ASC 310-30. This event occurred in several loan pools during the current quarter and the prior sequential quarter, resulting in additional income of approximately $1,047 and $1,849, during the second and first quarter of 2013, respectively. Excluding this additional interest income, the yield on the FDIC covered loan portfolio is equal to approximately 10.45% and 8.42% compared to the reported 12.03% and 11.06% during the second and first quarters of 2013, respectively.

The reported NIM decreased 5bps to 4.59% in the current quarter compared to 4.64% in the prior quarter. Excluding the ASC 310-30 events in loans covered by FDIC loss share, as discussed above, the current quarter NIM increased approximately 11 bps to 4.38% compared to 4.27% in the prior quarter as summarized in the table below (presented on a tax equivalent yield basis).

	2Q13		1Q13
(unaudited)	net int income	NIM	net int income	NIM
as reported	$23,322	4.59%	$23,109	4.64%
additional income from increased collections during the quarter:
ASC 310-30 – covered loans	(1,047)		(1,849)

NIM excluding above items	$22,275	4.38%	$21,260	4.27%

The primary reason for the increase in NIM between sequential quarters is the increase in yields, excluding the accelerated cash payments received as discussed above, on FDIC covered loans accounted for pursuant to ASC 310-30. Each quarter, management reviews and evaluates the amount of potential future losses (i.e. estimated future cash flows) and the timing of those estimated future cash flows. To the extent estimated future losses are revised downward, and as such future estimated cash flows are revised upward, the estimated increase in estimated future cash flows are accreted into interest income over the remaining lives of the related loan pools, thereby increasing yields. During the last nine quarters, the yields on the covered loan portfolio were as follows:

(unaudited)	2Q13		1Q13		4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
FDIC covered loan portfolio	12.03	%*	11.06	%**	7.71%	7.03%	7.51%	6.69%	6.80%	6.21%	5.51%

*	As described earlier, excluding the $1,047, the yield for 2Q13 is equal to approximately 10.45%.
**	As described earlier, excluding the $1,849, the yield for 1Q13 is equal to approximately 8.42%.

Loans, excluding FDIC covered loans, the largest category in the Company’s interest earning assets, earned an average yield of 4.86% during the current quarter. New loans funded during the current quarter averaged approximately 4.13%. New loans funded in the prior three quarters averaged 4.27%, 4.31% and 4.40%, respectively. The yield for this category of loans is expected to decrease slightly each quarter until the average yield for the category approaches the average yield of new loans being funded.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)
	2Q13			1Q13			2Q12
	average balance	interest inc/exp	avg rate	average Balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)* (note 1)	$1,155,737	$13,995	4.86%	$1,136,076	$13,796	4.92%	$1,122,268	$14,718	5.27%
Covered loans (note 2)	264,769	7,943	12.03%	284,151	7,749	11.06%	347,191	6,480	7.51%
Taxable securities	392,974	2,097	2.14%	417,185	2,389	2.32%	475,099	3,064	2.59%
Tax-exempt securities (TEY)	44,841	566	5.06%	43,043	533	5.02%	38,755	521	5.41%
Fed funds sold and other	179,982	228	0.51%	137,776	198	0.58%	116,153	144	0.50%

Tot. interest earning assets (TEY)	$2,038,303	$24,829	4.89%	$2,018,231	$24,665	4.96%	$2,099,466	$24,927	4.78%

Interest bearing deposits	$1,433,806	$1,330	0.37%	$1,462,511	$1,383	0.38%	$1,590,953	$2,004	0.51%
Fed funds purchased	35,619	6	0.07%	44,662	5	0.05%	54,131	7	0.05%
Other borrowings	23,831	21	0.35%	20,381	18	0.36%	34,373	136	1.58%
Corporate debentures	16,981	150	3.54%	16,975	150	3.58%	16,955	157	3.75%

Total interest bearing liabilities	$1,510,237	$1,507	0.40%	$1,544,529	$1,556	0.41%	$1,696,412	$2,304	0.55%

Net Interest Spread (TEY)			4.49%			4.55%			4.23%

Net Interest Margin (TEY)			4.59%			4.64%			4.33%

*	TEY = tax equivalent yield
note 1:	loans not covered by FDIC loss share agreements
note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Yield on loans (TEY)*	4.86%	4.92%	5.12%	5.22%	5.27%
Yield on FDIC covered loans	12.03%	11.06%	7.71%	7.03%	7.51%
Yield on securities (TEY)	2.44%	2.57%	2.52%	2.66%	2.81%
Yield on fed funds sold and other	0.51%	0.58%	0.56%	0.58%	0.50%
Yield on total interest earning assets	4.82%	4.90%	4.58%	4.61%	4.71%
Yield on total interest earning assets (TEY)	4.89%	4.96%	4.65%	4.67%	4.78%
Cost of interest bearing deposits	0.37%	0.38%	0.41%	0.45%	0.51%
Cost of fed funds purchased	0.07%	0.05%	0.05%	0.05%	0.05%
Cost of other borrowings	0.35%	0.36%	0.38%	0.46%	1.58%
Cost of corporate debentures	3.54%	3.58%	3.66%	3.75%	3.75%
Cost of interest bearing liabilities	0.40%	0.41%	0.44%	0.48%	0.55%
Net interest margin (TEY)	4.59%	4.64%	4.31%	4.30%	4.33%
Cost of total deposits	0.27%	0.28%	0.31%	0.34%	0.38%

*	TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Return on average assets (annualized)	0.46%	0.78%	0.37%	0.44%	0.60%
Return on average equity (annualized)	4.00%	6.76%	3.25%	3.85%	5.59%
Loan / deposit ratio	72.6%	70.3%	71.9%	72.8%	71.3%
Stockholders’ equity (to total assets)	11.5%	11.6%	11.6%	11.5%	11.0%
Common tangible equity (to total tangible assets)	9.5%	9.6%	9.6%	9.5%	9.1%
Tier 1 capital (to average assets)	10.3%	10.1%	9.9%	9.7%	9.3%
Efficiency ratio, including correspondent banking (note 1)	77.8%	75.6%	76.4%	76.5%	76.1%
Efficiency ratio, excluding correspondent banking (note 2)	73.7%	73.0%	74.3%	76.8%	78.1%
Common equity per common share	$9.02	$9.18	$9.09	$9.10	$8.95
Common tangible equity per common share	$7.30	$7.45	$7.36	$7.36	$7.19

note 1:	Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. bargain purchase gain, gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.
note 2:	Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Loan portfolio mix and covered loans

Approximately 17.9% of the Company’s loans, or $256,828, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$437,946	$432,892	$428,554	$428,138	$422,687
Commercial	504,487	478,790	480,494	468,261	461,405
Land, development and construction loans	60,928	59,524	55,474	56,454	66,890

Total real estate loans	1,003,361	971,206	964,522	952,853	950,982
Commercial loans	124,465	115,217	124,225	131,302	127,880
Consumer and other loans, (note 1)	2,851	2,818	2,732	1,998	2,072
Consumer and other loans	48,084	47,991	48,547	48,808	47,973

Total loans before unearned fees and costs	1,178,761	1,137,232	1,140,026	1,134,961	1,128,907
Unearned fees and costs	(2)	(217)	(458)	(522)	(644)

Total loans not covered by FDIC loss share agreements	1,178,759	1,137,015	1,139,568	1,134,439	1,128,263

Loans covered by FDIC loss share agreements
Real estate loans
Residential	128,930	135,068	142,480	161,827	168,786
Commercial	118,999	130,549	134,413	133,069	140,628
Land, development and construction loans	4,897	7,777	13,259	18,478	19,780

Total real estate loans	252,826	273,394	290,152	313,374	329,194
Commercial loans	4,002	4,577	6,143	6,374	8,248

Total loans covered by FDIC loss share agreements	256,828	277,971	296,295	319,748	337,442

Total Loans	$1,435,587	$1,414,986	$1,435,863	$1,454,187	$1,465,705

note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a loan loss provision expense of $1,462 and charge-offs net of recoveries of $2,293.

With regard to loans covered by FDIC loss share agreements, the Company recorded a negative loan loss provision expense of $88. See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL”) was $23,820 at June 30, 2013 compared to $25,254 at March 31, 2013, a decrease of $1,434. This decrease is the result of the aggregate effect of a $441 decrease in general loan loss allowance, a $390 decrease in the specific loan loss allowance related to impaired loans and a $603 decrease in the loan loss allowance related to certain impaired loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between June 30, 2013 and March 31, 2013 are summarized in the table below.

	June 30, 2013			Mar 31, 2013			increase (decrease)
	loan balance	ALLL Balance	%	Loan Balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$1,140,066	$21,200	1.86%	$1,096,911	$21,641	1.97%	$43,155	$(441)	-11 bps
Impaired loans	38,693	600	1.55%	40,104	990	2.47%	(1,411)	(390)	-92 bps

Loans (note 1)	1,178,759	21,800	1.85%	1,137,015	22,631	1.99%	41,744	(831)	-14 bps
Covered loans (note 2)	256,828	2,020		277,971	2,623		(21,143)	(603)

Total loans	$1,435,587	$23,820	1.66%	$1,414,986	$25,254	1.78%	$20,601	$(1,434)	-12 bps

note 1:	Total loans not covered by FDIC loss share agreements.
note 2:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations. Five loan pools with an aggregate carrying value of $30,109 are impaired at June 30, 2013, and have a specific allowance of $2,020. The aggregate carrying value of $30,109 represents approximately 78% of the underlying loan balances outstanding.

The general loan loss allowance (non-impaired loans) decreased by a net amount of $441. This decrease was primarily due to the Company’s continued improvement in its credit metrics, partially offset by the growth in its non-impaired loan portfolio.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss share agreement. The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $3,543 to $38,693 ($38,093 when the $600 specific allowance is considered) from their legal unpaid principal balance outstanding of $42,236. In the aggregate, total impaired loans have been written down to approximately 90% of their legal unpaid principal balance, and non-performing impaired loans have been written down to approximately 69% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $24,834 at June 30, 2013) have been written down to approximately 77% of their legal unpaid principal balance.

Approximately $29,828 of the Company’s impaired loans (77%) are accruing performing loans. This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

Any losses in loans covered by FDIC loss share agreements, as described in note 2 above, are reimbursable from the FDIC to the extent of 80% of such losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at June 30, 2013. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$22,631	$24,033	$24,019	$23,634	$25,569
Charge-offs	(2,603)	(1,231)	(2,121)	(2,245)	(3,322)
Recoveries	310	163	293	978	601

Net charge-offs	(2,293)	(1,068)	(1,828)	(1,267)	(2,721)
Provision for loan losses	1,462	(334)	1,842	1,652	786

Allowance at end of period for loans not covered by FDIC loss share agreements	$21,800	$22,631	$24,033	$24,019	$23,634

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$2,623	$2,649	$2,322	$1,549	$441
Charge-offs	(515)	—	—	—	—
Recoveries	—	—	—	—	—

Net charge-offs	(515)	—	—	—	—
Provision for loan losses	(88)	(26)	327	773	1,108

Allowance at end of period for loans covered by FDIC loss share agreements	$2,020	$2,623	$2,649	$2,322	$1,549

Total allowance at end of period	$23,820	$25,254	$26,682	$26,341	$25,183

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 2.11% at June 30, 2013 compared to 2.18% at March 31, 2012.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $30,526 at June 30, 2013, compared to $31,338 at March 31, 2013. NPAs as a percentage of total assets was 1.30% at June 30, 2013 compared to 1.31% at March 31, 2013. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 2.58% at June 30, 2013 compared to 2.74% at March 31, 2013.

NPA inflows for the quarter were approximately $4,309. Outflows were approximately $5,121, which included approximately $592 of previously non-performing loans upgraded to accrual status during the current quarter. Outflows consist primarily of net charge offs, loan sales, OREO sales, OREO valuation write downs, and loan upgrades. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. Prior to the second quarter of 2012, loan upgrades were generally few and small in balance and were included in inflows as a net number. The Company upgraded loans with an aggregate balance of $7,456, $2,873, $1,277, $4,010 and $592 from nonaccrual to accrual status during 2Q12, 3Q12, 4Q12, 1Q13 and 2Q13, respectively. Because these were significant and easily identifiable amounts, they were included as an outflow. Any small homogeneous loan (e.g. single family home mortgages or consumer loans) that may have been upgraded during any of the previous quarters presented below, were netted in the aggregate inflow amount.

The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	2Q13	1Q13	4Q12	3Q12	2Q12	1Q12	4Q11	3Q11	2Q11
Inflows	$4,309	$4,866	$1,887	$2,384	$1,463	$10,519	$11,584	$7,220	$14,828
Outflows	(5,121)	(6,914)	(4,134)	(6,134)	(13,358)	(8,550)	(38,260)	(9,264)	(19,133)

net change incr(decr)	($812)	($2,048)	($2,247)	($3,750)	($11,895)	$1,969	($26,676)	($2,044)	($4,305)

NPA balance qrt end	$30,526	$31,338	$33,386	$35,633	$39,383	$51,278	$49,309	$75,985	$78,029

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Non-accrual loans (note 1)	$24,219	$24,456	$25,448	$28,658	$31,769
Past due loans 90 days or more and still accruing interest (note 1)	615	316	293	121	118

Total non-performing loans (“NPLs”) (note 1)	24,834	24,772	25,741	28,779	31,887
Other real estate owned (OREO) (note 1)	5,469	6,186	6,875	5,858	6,855
Repossessed assets other than real estate (note 1)	223	380	770	996	641

Total non-performing assets (“NPAs”) (note 1)	$30,526	$31,338	$33,386	$35,633	$39,383
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	2.11%	2.18%	2.26%	2.54%	2.83%
Non-performing assets as percentage of total assets	1.30%	1.31%	1.41%	1.50%	1.61%
Non-performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	2.58%	2.74%	2.91%	3.12%	3.47%
Net charge-offs (recoveries) (note 1)	$2,293	$1,068	$1,828	$1,267	$2,721
Net charge-offs as a percentage of average loans for the period (note 1)	0.20%	0.09%	0.16%	0.11%	0.25%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	0.80%	0.36%	0.64%	0.44%	1.00%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.99%	1.06%	0.65%	0.87%	0.61%
Allowance for loan losses as percentage of NPLs (note 1)	88%	91%	93%	83%	74%

Troubled debt restructure (“TDRs”) (note 2)	$13,103	$14,073	$14,660	$15,428	$11,722
Impaired loans that were not TDRs	25,590	26,031	33,519	29,383	36,373

Total impaired loans	38,693	40,104	48,179	44,811	48,095
Non impaired loans	1,140,066	1,096,911	1,091,389	1,089,628	1,080,168

Total loans not covered by FDIC loss share agreements	1,178,759	1,137,015	1,139,568	1,134,439	1,128,263
Total loans covered by FDIC loss share agreements	256,828	277,971	296,295	309,743	327,325

Total loans	$1,435,587	$1,414,986	$1,435,863	$1,444,182	$1,455,588

As of or for the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$600	$990	$1,022	$949	$634
General loan loss allowance- non impaired	21,200	21,641	23,011	23,070	23,000

Total allowance for loan losses	$21,800	$22,631	$24,033	$24,019	$23,634

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	1.55%	2.47%	2.12%	2.12%	1.32%
All other non impaired loans (note 1)	1.86%	1.97%	2.11%	2.12%	2.13%

Total loans (note 1)	1.85%	1.99%	2.11%	2.12%	2.09%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	The Company has approximately $13,103 of TDRs. Of this amount $9,345 are performing pursuant to their modified terms, and $3,758 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

As shown in the table on the previous page, the largest component of non-performing assets is non-accrual loans. The Company’s total non-accrual loans decreased from $24,456 at March 31, 2013 to $24,219 at June 30, 2013. Non-accrual loans at June 30, 2013 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non-accrual loans	number of non-accrual loans in category
Residential real estate loans	$13,115	54%	99
Commercial real estate loans	7,364	30%	31
Land, development, construction loans	1,811	8%	13
Non real estate commercial loans	1,661	7%	22
Non real estate consumer and other loans	268	1%	24

Total non-accrual loans at June 30, 2013	$24,219	100%	189

The second largest component of non-performing assets after non-accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At June 30, 2013, total OREO was $34,001. Of this amount, $28,532 was acquired pursuant to the acquisition of five failed financial institutions. The acquired OREO is covered by FDIC loss share agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $5,469 at June 30, 2013. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 44% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited) Description of repossessed real estate	carrying amount at June 30, 2013
8 single family homes	$754
10 residential building lots	900
14 commercial buildings	2,194
Land / various acreages	1,621

Total, excluding OREO covered by FDIC loss share agreements	$5,469

Deposit activity

During the quarter, total deposits decreased by $36,904 (time deposits decreased by $22,941 and non-time deposits decreased by $13,963). The loan to deposit ratio was approximately 72.6% at quarter end. The cost of interest bearing deposits decreased 1 bps to 0.37% in the current quarter compared to 0.38% in the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) also decreased by 1 bps to 0.27% in the current quarter compared to 0.28% in the prior quarter. The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Checking accounts
Non-interest bearing	$555,721	$565,404	$519,510	$504,528	$500,871
Interest bearing	456,660	459,528	452,961	410,517	408,877
Savings deposits	241,609	239,127	238,216	240,326	243,390
Money market accounts	312,891	316,785	311,241	314,441	325,751
Time deposits	409,811	432,752	475,304	528,037	577,208

Total deposits	$1,976,692	$2,013,596	$1,997,232	$1,997,849	$2,056,097

Non time deposits as percentage of total deposits	79%	79%	76%	74%	72%
Time deposits as percentage of total deposits	21%	21%	24%	26%	28%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Cash and due from banks	$21,160	$20,823	$19,160	$20,259	$23,444
Fed funds sold and Fed Res Bank deposits	82,395	155,872	117,588	82,872	93,361
Trading securities	—	—	5,048	—	1,061
Investments securities, available for sale	492,087	460,534	425,758	458,796	474,105
Loans held for sale	1,760	2,131	2,709	1,707	1,692
Loans covered by FDIC loss share agreements	256,828	277,971	296,295	319,748	337,442
Loans not covered by FDIC loss share agreements	1,178,759	1,137,015	1,139,568	1,134,439	1,128,263
Allowance for loan losses	(23,820)	(25,254)	(26,682)	(26,341)	(25,183)
FDIC indemnification assets	88,716	97,958	119,289	121,871	132,880
Premises and equipment, net	96,506	96,946	97,954	97,749	100,902
Goodwill	44,924	44,924	44,924	44,924	44,930
Core deposit intangible	5,441	5,691	5,944	6,229	6,522
Bank owned life insurance	48,634	48,296	47,957	47,601	47,241
OREO covered by FDIC loss share agreements	28,532	29,434	26,783	25,967	30,243
OREO not covered by FDIC loss share agreements	5,469	6,186	6,875	5,858	6,855
Other assets	27,962	30,712	34,070	35,936	36,805

TOTAL ASSETS	$2,355,353	$2,389,239	$2,363,240	$2,377,615	$2,440,563

Deposits	$1,976,692	$2,013,596	$1,997,232	$1,997,849	$2,056,097
Federal funds purchased	53,274	45,130	38,932	46,574	45,337
Other borrowings	38,873	37,398	35,762	38,005	50,725
Other liabilities	15,098	16,890	17,783	21,338	19,031
Common stockholders’ equity	271,416	276,225	273,531	273,849	269,373

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,355,353	$2,389,239	$2,363,240	$2,377,615	$2,440,563

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Federal funds sold and other	$179,982	$137,776	$138,236	$102,627	$116,153
Security investments	437,815	460,228	434,059	478,087	513,854
Loans covered by FDIC loss share agreements	264,769	284,151	309,502	327,847	347,191
Loans not covered by FDIC loss share agreements	1,155,737	1,136,076	1,138,127	1,129,783	1,122,268
Allowance for loan losses	(23,962)	(26,782)	(26,930)	(25,893)	(26,254)
All other assets	367,969	398,334	395,267	401,145	413,498

TOTAL ASSETS	$2,382,310	$2,389,783	$2,388,261	$2,413,596	$2,486,710

Deposits- interest bearing	$1,433,806	$1,462,511	$1,490,327	$1,532,538	$1,590,953
Deposits- non interest bearing	574,345	545,579	521,890	503,654	507,138
Federal funds purchased	35,619	44,662	44,520	47,885	54,131
Other borrowings	40,812	37,356	36,972	40,164	51,328
Other liabilities	22,135	25,200	20,860	16,655	15,720
Stockholders’ equity	275,593	274,475	273,692	272,700	267,440

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,382,310	$2,389,783	$2,388,261	$2,413,596	$2,486,710

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Income from correspondent banking and bond sales division	$4,904	$6,140	$6,450	$8,606	$9,966
Other correspondent banking related revenue	705	865	743	847	741
Wealth management related revenue	1,130	1,070	942	1,000	950
Service charges on deposit accounts	2,081	1,819	1,825	1,695	1,595
Debit, prepaid, ATM and merchant card related fees	1,342	1,285	1,242	1,160	1,172
BOLI income	338	339	355	360	363
Other service charges and fees	231	302	278	464	147
Gain on sale of securities available for sale	1,008	30	420	675	726

Subtotal	$11,739	$11,850	$12,255	$14,807	$15,660
FDIC indemnification asset – amortization (see explanation below)	(3,272)	(2,199)	(1,540)	(671)	(348)
FDIC indemnification income	1,396	628	2,025	2,199	1,229

Total non-interest income	$9,863	$10,279	$12,740	$16,335	$16,541

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered loan portfolio. To the extent current projected losses in the covered loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio, although there is not perfect correlation. Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool. The lower expected reimbursement from the FDIC (i.e. 80% of the lower expected future losses) is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and approximately eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Employee salaries and wages	$12,142	$12,665	$12,580	$14,083	$15,650
Employee incentive/bonus compensation accrued	1,171	1,094	1,032	1,247	897
Employee stock based compensation expense	143	146	153	154	164
Deferred compensation expense	134	141	124	131	123
Health insurance and other employee benefits	796	951	878	1,034	1,052
Payroll taxes	733	1,017	610	718	814
401K employer contributions	308	367	236	268	303
Other employee related expenses	344	296	336	298	231
Incremental direct cost of loan origination	(537)	(437)	(228)	(227)	(184)

Total salaries, wages and employee benefits	15,234	16,240	15,721	17,706	19,050

Loss (gain) on sale of OREO	177	76	(17)	33	(120)
Loss (gain) on sale of FDIC covered OREO	386	(77)	548	120	349
Valuation write down of OREO	295	342	287	368	418
Valuation write down of FDIC covered OREO	1,385	645	1,146	1,367	417
Loss (gain) on repossessed assets other than real estate	104	242	(52)	37	40
Loan put back expense	—	4	734	852	22
Foreclosure and repossession related expenses	438	441	355	858	649
Foreclosure and repo expense, FDIC (note 1)	349	348	572	209	423

Total credit related expenses	3,134	2,021	3,573	3,844	2,198

Occupancy expense	1,942	1,892	1,909	2,246	2,481
Depreciation of premises and equipment	1,455	1,497	1,530	1,465	1,416
Supplies, stationary and printing	285	288	245	261	303
Marketing expenses	586	528	655	716	609
Data processing expenses	912	884	1,131	890	962
Legal, auditing and other professional fees	844	783	755	551	601
Bank regulatory related expenses	635	581	448	623	658
Postage and delivery	267	285	279	282	264
ATM and debit card related expenses	428	511	377	312	256
Amortization of CDI	250	253	284	294	299
Internet and telephone banking	239	224	235	209	224
Put back option amortization expense	—	37	134	182	182
Correspondent account and Federal Reserve charges	120	109	115	133	146
Conferences, seminars, education and training	138	153	114	105	161
Director fees	102	102	103	100	80
Travel expenses	104	74	114	112	63
Impairment of bank property held for sale	—	—	—	449	165
Other expenses	698	628	753	1,049	926

Subtotal	27,373	27,090	28,475	31,529	31,044
Merger, acquisition and conversion related expenses	—	—	55	177	614

Total non- interest expense	$27,373	$27,090	$28,530	$31,706	$31,658

note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles income before income taxes and Pre-tax Pre-Provision (“PTPP”) earnings. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	2Q13	1Q13	2Q12

Interest income, as reported (GAAP)	$24,487	$24,378	$24,479
tax equivalent adjustments	342	287	340

Interest income (tax equivalent)	$24,829	$24,665	$24,819

Net interest income, as reported (GAAP)	$22,980	$22,822	$22,175
tax equivalent adjustments	342	287	340

Net interest income (tax equivalent)	$23,322	$23,109	$22,515

	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Total stockholders’ equity (GAAP)	$271,416	$276,225	$273,531	$273,849	$269,373
Goodwill	(44,924)	(44,924)	(44,924)	(44,924)	(44,930)
Core deposit intangible	(5,441)	(5,691)	(5,944)	(6,229)	(6,522)
Trust intangible	(1,259)	(1,309)	(1,363)	(1,422)	(1,481)

Tangible common equity	$219,792	$224,301	$221,300	$221,274	$216,440

	2Q13	1Q13	4Q12	3Q12	2Q12
Income before income tax (GAAP)	$4,096	$6,371	$3,580	$3,871	$5,272
exclude provision for loan losses	1,374	(360)	2,169	2,425	1,894
FDIC income from pool impairment	70	21	(261)	(619)	(886)
exclude other credit related costs	3,134	2,021	3,573	3,844	2,198
OREO indemnification income from FDIC	(1,466)	(649)	(1,764)	(1,580)	(343)
exclude gain on sale of AFS securities	(1,008)	(30)	(420)	(675)	(726)
exclude non-recurring items:
impairment bank owned property held for sale	—	—	—	449	165
gain on sale of bank owned property held for sale	—	(31)	—	—	—
acquisition and conversion related expenses	—	—	55	177	614

PTPP earnings	$6,200	$7,343	$6,932	$7,892	$8,188

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 55 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012, and otherwise in our SEC reports and filings.